Exhibit 99.1

301 Galveston Drive	Agern Allé1,DK-2970
Redwood City, CA 94063	Hørsholm, Denmark
650.298.5300 main	+45 7020 5550 main
650.364.2715 fax	+45 7020 5530 fax
www.maxgen.com
For Immediate Release
Maxygen Reports Fourth Quarter and Year End 2006 Financial Results
-Company Achieves Major Milestones in 2006 as First Two Drugs Enter Clinical Trials-
Redwood City, Calif., February 6, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the fourth quarter and year ended December 31, 2006. Maxygen reported a loss applicable to common stockholders of $16.5 million, or $0.46 per share, for the year ended December 31, 2006, as compared to loss applicable to common stockholders of $18.6 million, or $0.52 per share, for the prior year. Maxygen reported a loss from continuing operations of $34.1 million, or $0.95 per share, for the year ended December 31, 2006, compared to a loss from continuing operations of $35.1 million, or $0.98 per share, in 2005.
Excluding the impact of SFAS 123(R) and the extraordinary gain related to the lump sum payment received by Maxygen for its equity interests in Avidia Inc., Maxygen reported a non-GAAP loss applicable to common stockholders of approximately $27.4 million, or $0.76 per basic and diluted share, in 2006. In 2005, excluding the subsidiary preferred stock accretion, the cumulative effect adjustment resulting from the change to equity accounting for its investment in Codexis, and stock compensation expense, Maxygen reported a non-GAAP loss applicable to common stockholders of approximately $34.9 million, or $0.97 per basic and diluted share.
Revenue for the year ended December 31, 2006 was $25.0 million compared to $13.0 million in 2005 (excluding $1.5 million of revenues attributable to Codexis, Inc. in 2005), an increase of 92 percent. The increase in revenue was primarily due to Maxygen’s ongoing collaboration with Roche relating to the MAXY-VII development program.
As a result of the change in Maxygen’s accounting for its investment in Codexis to the equity method of accounting, Maxygen has not consolidated the operating results of Codexis in its financial statements since February 28, 2005. Financial results for 2005 contained herein consolidate the operating results of Codexis through February 28, 2005.
At December 31, 2006, cash, cash equivalents and marketable securities totaled $182.9 million.
Maxygen reported income applicable to common stockholders of $8.3 million, or $0.23 per share, for the fourth quarter of 2006 compared to a loss applicable to common stockholders of $5.9 million, or $0.16 per share, in the comparable period of 2005. Fourth quarter results were substantially impacted by Maxygen’s receipt of a $17.8 million lump sum payment for the company’s equity interest in Avidia, which was acquired by Amgen in the fourth quarter of 2006.

2006 Highlights
— Maxygen initiated Phase I clinical trials for MAXY-G34, Maxygen’s next-generation G-CSF to treat neutropenia.
— Roche initiated Phase Ia clinical trials for MAXY-alpha, Maxygen’s next-generation interferon alpha to treat hepatitis C; for this advance, Maxygen received a $2 million milestone payment from Roche.
— Maxygen achieved a manufacturing process development milestone in its MAXY-VII program; for this achievement, Maxygen received a $5 million milestone payment from Roche.
— Maxygen received a $17.8 million payment for its stake in Avidia, which was acquired by Amgen. Maxygen spun off Avidia in 2003, retaining exclusive rights to use Avidia technology for the development of avimer drugs for certain therapeutic targets.
“Having two drugs enter clinical trials is a major step towards creating significant value for our stockholders,” said Russell Howard, Ph.D., chief executive officer of Maxygen. “We believe that Maxygen’s ‘biosuperior’ development strategy enhances the likelihood that these two programs will result in improved biotherapeutics for the treatment of neutropenia and Hepatitis C.”
“Our cash position at year end was strong,” continued Howard. “Successes in our lead development programs, which resulted in two milestone payments from Roche, plus the $17.8 million payment to Maxygen from Amgen’s purchase of Avidia, helped us retain our solid financial position. In all, 2006 provided many reasons to be enthusiastic about Maxygen’s future.”
2007 Outlook
Maxygen plans to hold a conference call in the first half of the year to formally announce Phase I data from its MAXY-G34 program and outline plans for initiation of Phase II clinical trials. The company also expects to provide an update in the second half of the year on Roche’s progress and plans for MAXY-alpha.
For 2007, Maxygen expects operating revenues to be in the range of $15-18 million, with operating cash utilization of less than $50 million.
About Maxygen
Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans, or the plans of our collaborators, to commence or continue the preclinical or clinical development of any of our product candidates, including clinical trials for MAXY-G34 and MAXY-alpha, and the timing and status of any such development; whether MAXY-G34 or MAXY-alpha will exhibit improved properties in humans as compared to currently marketed drugs and whether these products, if commercialized, will be competitive in their relevant markets; and our liquidity and future financial performance, including guidance regarding future revenues and cash utilization. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen and/or its collaborators, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Contact:
Michele Boudreau, 650.298.5853
Investor and Public Relations

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006(1)	2005(1)	2006(1)	2005(2)
	(unaudited)		(unaudited)	(Note 1)
Revenues:
Collaborative research and development revenue	$5,326	$5,085	$20,544	$11,594
Grant revenue	1,184	1,186	4,477	2,907

Total revenues	6,510	6,271	25,021	14,501

Expenses:
Research and development	13,636	10,814	49,130	41,904
General and administrative	4,629	3,077	17,559	13,221

Total operating expenses	18,265	13,891	66,689	55,125

Loss from operations	(11,755)	(7,620)	(41,668)	(40,624)

Interest income and other (expense), net	2,433	1,764	8,524	5,572
Equity in net losses of minority interests	—	—	(1,000)	—

Loss from continuing operations	(9,322)	(5,856)	(34,144)	(35,052)

Extraordinary Gain	17,662	—	17,662	—
Cumulative effect adjustment	—	—	—	16,616

Net income/(loss)	$8,340	$(5,856)	$(16,482)	$(18,436)

Subsidiary preferred stock accretion	—	—	—	(167)

Income/(Loss) applicable to common stockholders	$8,340	$(5,856)	$(16,482)	$(18,603)

Basic and diluted income (loss) per common share:

Operations	$(0.26)	$(0.16)	$(0.95)	$(0.98)
Extraordinary Gain	$0.49	$—	$0.49	$—
Cumulative effect adjustment	$—	$—	$—	$0.46
Applicable to common stockholders	$0.23	$(0.16)	$(0.46)	$(0.52)

Shares used in computing basic and diluted income (loss) per common share	36,109	35,888	36,046	35,765

(1)	Does not include operations of Codexis

(2)	Includes operations of Codexis through February 28, 2005

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$182,876	$188,323
Other current assets	7,232	9,606
Property and equipment, net	3,262	4,068
Goodwill and other intangibles, net	12,192	12,192
Other assets	85	334

Total assets	$205,647	$214,523

Current liabilities	$11,764	$11,652
Non-current deferred revenue	4,066	5,517
Long-term obligations	18	10
Stockholders’ equity	189,799	197,344

Total liabilities and stockholders’ equity	$205,647	$214,523

Footnotes
(A) Reconciliation of GAAP and non-GAAP income (loss) applicable to common stockholders and earnings (loss) applicable per common share (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Income/(Loss) applicable to common stockholders	$8,340	$(5,856)	$(16,482)	$(18,603)
Subsidiary preferred stock accretion	—	—	—	167
Cumulative effect adjustment	—	—	—	(16,616)
Extraordinary gain	(17,662)	—	(17,662)	—
Stock compensation expense	1,793	62	6,743	183

Non-GAAP loss applicable to common stockholders	$(7,529)	$(5,794)	$(27,401)	$(34,869)

Shares used in computing basic and diluted earnings (loss) applicable per common share	36,109	35,888	36,046	35,765

Non-GAAP basic and diluted loss applicable per common share	$(0.21)	$(0.16)	$(0.76)	$(0.97)
Note 1: Derived from consolidated audited financial statements as of December 31, 2005.
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